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                                                                   EXHIBIT 99.2

SOURCE: HALO INDUSTRIES, INC.

HALO INDUSTRIES RECEIVES COURT APPROVAL ON ALL FIRST DAY MOTIONS

Interim DIP Financing Approved; Customer, Employee And Vendor Responsibilities Will Be Met

CHICAGO, Aug. 1 /PRNewswire/ -- HALO Industries (NYSE: HMK - news), a promotional products industry leader, today announced that the Company has received approval of all of its first-day Chapter 11 motions from the U.S. Bankruptcy Court for Wilmington, Delaware. These motions are intended to protect the Company's customers, employees and vendors, while providing sufficient financing to conduct business as usual as HALO proceeds with its reorganization process. On Monday, HALO announced it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

At HALO's request, the court approved all first day motions, including: the interim approval of a $30 million debtor-in-possession credit facility; the authority to honor all customer deposits; the authority for a vendor payment plan to assure immediate post-petition payment of all trade creditors; and the authority to pay employee benefits, wages and other compensation.

"These actions reflect the Company's commitment to maintaining and protecting all of our valued relationships while we take the necessary steps to relieve our business from past burdens," said Marc Simon, president and chief executive officer. "The entire HALO team is gratified to have received overwhelmingly favorable support from its valued supplier community. Today's approvals allow HALO to conduct business operations as usual while continuing to provide our customers with the highest quality service that they have come to expect from us. This is a positive first step toward emerging from this a stronger company."

A final hearing to approve the DIP credit facility, which is being provided by LaSalle Bank and Comerica, has been scheduled for September 5, 2001. HALO will use the DIP financing for employee compensation, materials and services from vendors, ongoing operations and other working-capital needs. The credit facility expires on December 31, 2001.

The case has been assigned case number 01-10000. Related filings for Lee Wayne Corp. and Starbelly.com have been assigned case number 01-10001 and 01- 10002, respectively. Additional information on the case can be obtained via the Internet at www.deb.uscourts.gov, clicking on WebPACER icon, and entering the case number 01-10000.

About HALO

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HALO Industries, Inc. (NYSE: HMK - news) is the world's largest distributor of promotional products.

Safe Harbor

Certain statements in this press release regarding HALO's long-term success, including its ability to continue conducting its business operations, are forward-looking statements that involve substantial risks and uncertainties. Actual results may differ materially from those implied by such forward-looking statements as a result of various factors. Readers are encouraged to review HALO's Annual Report on Form 10-K and quarterly report on Form 10-Q for other important factors that may cause actual results to differ materially from those implied in these forward-looking statements.

CONTACT: Chris Noel for HALO Industries, +1-312-895-6242

SOURCE: HALO INDUSTRIES, INC.